EXHIBIT 99(C)
                                ADVISER AGREEMENT


         ADVISER AGREEMENT, dated as of August 7, 1999 (this "Agreement"), among William F. Harnisch and the WFH Foundation (collectively, "Harnisch"), FLA Advisers L.L.C., a New York Limited Liability Company (the "Adviser") and General Electric Company, a New York corporation ("Parent").

                                    RECITALS

         A. Parent, Ruby Merger Corp., a Delaware corporation and a direct wholly owned subsidiary of Parent ("Sub"), and OEC Medical Systems, Inc., a Delaware corporation are entering into an Agreement and Plan of Merger, dated as of August 7, 1999 (the "Merger Agreement"), whereby, upon the terms and subject to the conditions set forth in the Merger Agreement, each issued and outstanding share of Common Stock, par value $0.01 per share, of the Company ("Company Common Stock"), not owned directly or indirectly by Parent or the Company, will be converted into shares of Common Stock, par value $.16 per share, of Parent ("Parent Common Stock") as described in Exhibit C hereto;

         B. As of the date hereof, the Adviser is an investment adviser with discretionary investment management authority, including, until revoked, the sole power to vote, over client assets that include that number of shares of Company Common Stock appearing on Schedule A (such shares of Company Common Stock together with the shares of Company Common Stock set forth on Schedule A owned by Harnisch and any other shares of capital stock of the Company acquired by Harnisch (the "Harnisch Shares") or by clients of the Adviser listed on Schedule A as to which the Adviser has discretionary investment management authority including, until revoked, the sole power to vote, after the date hereof during the term of this Agreement, whether upon the exercise of options or by means of purchase, dividend, distribution or otherwise, being collectively referred to herein as the "Subject Shares"); and

         C. As a condition to its willingness to enter into the Merger Agreement, Parent has required that the Adviser and Harnisch agree, and in order to induce Parent to enter into the Merger Agreement the Adviser and Harnisch have agreed, to enter into this Agreement.

         NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth herein, the Adviser and Harnisch agree as follows:

         1. Covenants of Adviser and Harnisch. Until the termination of this Agreement in accordance with Section 3, the Adviser and Harnisch severally agree as follows:

                  (a) Except as set forth in Section 1(i) below, the Adviser and Harnisch shall attend the Shareholder Meeting, in person or by proxy, and at the Shareholder Meeting (or at any adjournment thereof) or in any other circumstances upon which a vote, consent or other approval with respect to the Merger and the Merger Agreement is sought, the Adviser and Harnisch shall vote (or cause to be voted or to act by consent) the Subject Shares in favor of the Merger, the adoption of the Merger Agreement and the approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement.

                  (b) Except as provided in Section 1(i) below, at any meeting of shareholders of the Company or at any adjournment thereof or in any other circumstances upon which the Adviser's and Harnisch's vote, consent or other approval is sought, the Adviser and Harnisch shall vote (or cause to be voted or to act by consent) the Subject Shares against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any Subsidiary or any other Takeover Proposal or (ii) any amendment of the Company's Certificate of Incorporation, as amended, or By-laws or other proposal or transaction involving the Company or any of its Subsidiaries, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement or change in any manner the voting rights of any class of capital stock of the Company. The Adviser and Harnisch further agree not to commit or agree to take any action inconsistent with the foregoing.

                  (c) Except as provided in Section 1(i) below, the Adviser and Harnisch agree (i) not to sell, transfer, pledge, assign or otherwise dispose of (including by gift) (collectively, "Transfer"), or enter into any contract, option or other arrangement (including any profit-sharing arrangement) with respect to the Transfer of the Subject Shares to any person except as follows: (A) in Transfers on the New York Stock Exchange provided that during the term of this Agreement such transfers do not exceed an aggregate of 300,000 shares of Company Common Stock; (B) in Transfers not on the New York Stock Exchange to any "person" who at the closing of such transaction would not be either the "beneficial owner" or a member of a "group" which is the "beneficial owner" of 5% or more of the outstanding shares of Company Common Stock or an "affiliate" of one of the "persons" listed on Schedule A; and (C) in Transfers in which the transferee of the Subject Shares agrees to be bound by, and to acquire the Subject Shares subject to, the terms of this Agreement, including, without limitation, the Proxy granted in Section 1(h) below; provided, however, that no Harnisch Shares may be sold pursuant to the exceptions provided in Sections 1(c)(i)(A), 1(c)(i)(B) or 1(c)(i)(C) above and (ii) except as set forth herein, not to enter into any voting arrangement, whether by proxy, voting agreement or otherwise, in relation to the Subject Shares, and agrees not to commit or agree to take any of the foregoing actions. For purposes of this Agreement, the terms "group" and "beneficial owner" shall be defined as they are defined for purposes of
         Section 13(d) of the Securities Exchange Act of 1934, the term "affiliate" shall be defined as it is defined in Rule 144 thereunder and the term "person" shall mean any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof. To the extent a Transfer of shares of Company Common Stock is made in compliance with Sections 1(c)(i)(A) or 1(c)(i)(B) above, upon such Transfer, the provisions of Sections 1(a) and 1(b) hereof and the Proxy granted in Section 1(h) hereof shall terminate.

                  (d) Except as provided in Section 1(i) below, the Adviser and Harnisch shall not, nor shall either of them authorize any investment banker, attorney or other advisor or representative of the Adviser and Harnisch to, directly or indirectly (i) solicit, initiate or encourage the submission of, any Takeover Proposal or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to the Company or any Subsidiary in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Takeover Proposal.

                  (e) Except as provided in Section 1(i) below, the Adviser and Harnisch shall use the Adviser's and Harnisch's commercially reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with Parent in doing, all things necessary, proper or advisable to support and to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Merger Agreement.

                  (f) Except as provided in Section 1(i) below, the Adviser and Harnisch agree to promptly notify Parent in writing of the nature and amount of any acquisition by such Adviser and Harnisch of any voting securities of the Company acquired by such Adviser and Harnisch hereinafter.

                  (g) Except as provided in Section 1(i) below, the Adviser and Harnisch shall not knowingly take or fail to take any action which would cause any of the representations and warranties set forth in the Tax Certificate attached hereto as Schedule B to be untrue or incorrect.

                  (h) The Adviser and Harnisch hereby revoke any and all prior proxies or powers of attorney in respect of any of Subject Shares and constitute and appoint Sub and Parent, or any nominee of Sub and Parent, or any of them, with full power of substitution and resubstitution, at any time during the term hereof, as its true and lawful attorney and proxy (its "Proxy"), for and in its name, place and stead, for any and all purposes, including without limitation, to demand that the Secretary of the Company call a special meeting of the shareholders of the Company for the purpose of considering any matter referred to in Section 1(a) and 1(b) hereof and to vote each of such Subject Shares as its proxy at every annual, special, adjourned or postponed meeting of the shareholders of the Company, including the right to sign its name (as shareholder) to any consent, certificate or other document relating to the Company that Delaware Law may permit or require as provided in Sections 1(a) and 1(b).

                           EXCEPT AS PROVIDED IN SECTION 1(i) THE FOREGOING PROXY AND POWER OF ATTORNEY ARE IRREVOCABLE AND COUPLED WITH AN INTEREST THROUGHOUT THE TERM OF THIS AGREEMENT.

                  (i) Notwithstanding anything to the contrary contained herein, if the Board of Directors of the Company reasonably determines that a Takeover Proposal (as defined below) constitutes a Superior Proposal (as defined below), and, to the extent required by the fiduciary obligations of the Board of Directors of the Company, as determined in good faith by a majority thereof after consultation with independent counsel (who may be the Company's regularly engaged independent counsel), the Company withdraws or modifies its recommendation of the Merger Agreement, Adviser shall have the right to terminate its obligations under Sections 1(a) through 1(f) hereof and to revoke the Proxy to the extent required by its fiduciary obligations as determined in good faith. For purposes of this Agreement, "Takeover Proposal" means any proposal for a merger, tender offer or other business combination involving the Company or any of its Subsidiaries or any proposal or offer to acquire in any manner, directly or indirectly, an equity interest in, any voting securities of, or a substantial portion of the assets of the Company or any of its Subsidiaries, other than the transactions contemplated by the Merger Agreement and this Agreement, and "Superior Proposal" means a bona fide proposal made by a third party to acquire the Company pursuant to a tender or exchange offer, a merger, a sale of all or substantially all its assets or otherwise on terms which a majority of the disinterested members of the Board of Directors of the Company determines, at a duly constituted meeting of the Board of Directors or by unanimous written consent, in its reasonable good faith judgment to be more favorable to the Company's shareholders than the Merger (based on the advice of the Company's independent financial advisor that the value of the consideration provided for in such proposal exceeds the value of the consideration provided for in the Merger) and for which financing, to the extent required, is then committed or which, in the reasonable good faith judgment of a majority of such disinterested members, as expressed in a resolution adopted at a duly constituted meeting of such members (based on the advice of the Company's independent financial advisor), is reasonably capable of being obtained by such third party.

         2. Representations and Warranties. Each of the Adviser and Harnisch severally represents and warrants to Parent as follows:

                  (a) The Adviser is an investment adviser with discretionary investment management authority over the Subject Shares, including, until revoked, the sole power to vote the Subject Shares. The Adviser does not have discretionary investment authority over more than 575,000 shares of capital stock of the Company other than the Subject Shares. The Adviser and Harnisch collectively have the sole right to vote, and the sole power of disposition with respect to, the Subject Shares, and none of the Subject Shares is subject to any voting trust, proxy or other agreement, arrangement or restriction with respect to the voting or disposition of such Subject Shares, except as contemplated by this Agreement and except that the Adviser's clients retain the right to direct the disposition of the Subject Shares and to withdraw the Adviser's discretionary investment management authority over, and right to vote, the Subject Shares.

                  (b) This Agreement has been duly executed and delivered by the Adviser and Harnisch. Assuming the due authorization, execution and delivery of this Agreement by Parent, this Agreement constitutes the valid and binding agreement of the Adviser and Harnisch enforceable against the Adviser and Harnisch in accordance with its terms. The execution and delivery of this Agreement by the Adviser and Harnisch does not and will not conflict with any agreement, order or other instrument binding upon the Adviser or Harnisch, as the case may be, nor require any regulatory filing (other than filings on Schedule 13D) or approval.

                  (c) To the Knowledge of the Adviser and Harnisch, the representations set forth in the Tax Certificate attached hereto as Schedule B, if made on the date hereof (assuming the Merger were consummated as of the date hereof), would be true and correct.

                  3. Termination. The obligations of the Adviser and Harnisch hereunder shall terminate upon the earlier to occur of (i) May 7, 2000, (ii) termination of the Merger Agreement pursuant to Section 7.1 thereof (iii) the Effective Time and (iv) as to shares of Company Common Stock held by a person as to which Adviser and any of its affiliates no longer have a discretionary investment management relationship, the date of the termination of the last of such relationships (a "Complete Termination"); provided, however, that to the extent a Complete Termination does not take place, but rather only a portion of the investments of a client of the Adviser's are withdrawn from the discretionary investment management relationship, the obligations of the Adviser hereunder shall terminate only as to those shares of Company Common Stock withdrawn or sold to permit such withdrawal and only if the portion of such client's shares of Company Common Stock that is sold or withdrawn is an amount which is proportionate to the portion of the client's total investments with Adviser that are being sold or withdrawn (i.e. if 10% of a client's funds under discretionary investment management are withdrawn from Adviser's management, only 10% of such Client's shares of Company Common Stock may be sold and have the Adviser's obligations hereunder terminate with respect thereto). No such termination of this Agreement shall relieve any party hereto from any liability for any breach of this Agreement prior to termination.

         4. Further Assurances. The Adviser and Harnisch will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Parent may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement. The Adviser shall by the third business day of each month provide confidential notice to Parent of any sales of Subject Shares during the immediately preceding month during the term of this Agreement.

         5. Successors, Assigns and Transferees Bound. Any successor, assignee or transferee (including a successor, assignee or transferee as a result of the death of the Adviser or Harnisch, such as an executor or heir) shall be bound by the terms hereof, and the Adviser and Harnisch shall take any and all actions necessary to obtain the written confirmation from such successor, assignee or transferee that it is bound by the terms hereof.

         6. Affiliate Letter; Tax Certificate. The Adviser and Harnisch agree to execute and deliver on a timely basis, when and if requested by Parent, (i) a written agreement in substantially the form of Exhibit D hereto and (ii) the Tax Certificate attached hereto as Schedule B.

         7. Remedies. The Adviser and Harnisch acknowledge that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement by it, and that any such breach would cause Parent irreparable harm. Accordingly, the Adviser and Harnisch agree that in the event of any breach or threatened breach of this Agreement, Parent, in addition to any other remedies at law or in equity it may have, shall be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance.

         8. Severability. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of any other provision of this Agreement in such jurisdiction, or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

         9. Amendment. This Agreement may be amended only by means of a written instrument executed and delivered by the Adviser and Harnisch and Parent.

         10. Jurisdiction. Each party hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for either the District of Connecticut or the District of Delaware in any action, suit or proceeding arising in connection with this Agreement, and agrees that any such action, suit or proceeding shall be brought only in such courts (and waives any objection based on FORUM NON CONVENIENS or any other objection to venue therein). Each party hereto waives any right to a trial by jury in connection with any such action, suit or proceeding.

         11. Governing Law. Except to the extent that the laws of the State of Delaware are mandatorily applicable to the Merger, this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

         12. Notice. All notices, requests, demands and other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the party for whom it is intended or if sent by telex or telecopier (and also confirmed in writing) to the person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such person:

          (a) if to Parent or Sub, to:

               General Electric Company
               c/o GE Medical Systems
               P.O. Box 414, W-410
               Milwaukee, WI 53201
               Attention: General Counsel
               Facsimile No.:  414-544-3575


               for overnight courier deliveries, to:

               General Electric Company
               c/o GE Medical Systems
               3000 North Grandview Boulevard
               Waukesha, WI 53188
               Attention: General Counsel

                with copies to:

               General Electric Company
               3135 Easton Turnpike
               Fairfield, Connecticut 06431-00001
               Attention: Vice President and Senior Counsel - Transactions Facsimile No.: 203-373-3008


                                and

               Gibson, Dunn & Crutcher, LLP
               1801 California Street, Suite 4100
               Denver, CO 80202
               Attention:  Richard M. Russo, Esq.
               Facsimile No.:  303-296-5310

         (b)   if to the Adviser, Harnisch or WFH Foundation to:

               FLA Advisers L.L.C.
               90 Madison Avenue
               New York, New York 10022
               Attn: William F. Harnisch

               Facsimile No.:  (212) 407-9636



          with a copy to:

               Fulbright & Jaworski LLP
               666 Fifth Avenue
               New York, New York 10103

               Attention:  William Bush, Esq.

               Facsimile No.: (212) 752-5958

         13. Capitalized Terms. Capitalized terms used in this Agreement that are not defined herein shall have such meanings as set forth in the Merger Agreement.

         14. Counterparts. For the convenience of the parties, this Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         15. Stop Transfer. Neither the Adviser, Harnisch nor WFH Foundation shall request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Subject Shares, unless such transfer is made in compliance with this Agreement.

         IN WITNESS WHEREOF, the Adviser and Parent have caused this Agreement to be duly executed and delivered on the day first above written.

         FLA ADVISERS L.L.C.

         /s/ William F. Harnisch
         William F. Harnisch



         WFH FOUNDATION

         /s/ William F. Harnisch
         By: William F. Harnisch
         President



         William F. Harnisch

         /s/ William F. Harnisch
         William F. Harnisch



         GENERAL ELECTRIC COMPANY
         /s/  J. Keith Morgan
         Keith Morgan
         Vice President and General Counsel of GE Medical Systems